EXHIBIT 14.1

DEEP FISSION, INC.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Deep Fission, Inc. (the “Company”) has adopted this Code of Ethics (the “Code”) for its Chief Executive Officer, Chief Financial Officer and Corporate Controller (the “Senior Financial Officers”).

The Senior Financial Officers are expected to:

●	Engage in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●	Make, and to promote the making by others of, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;
●	Comply with, and make best efforts to ensure the Company complies with, applicable governmental laws, rules and regulations; and
●	Promptly report any violation, or suspected violation, of the Code to the Audit Committee and to the Company’s General Counsel.

The foregoing are statements of mandatory conduct, and any waiver of, or amendment to, the requirements set forth in the Code must be approved by the Audit Committee and will be subject to prompt public disclosure.